Exhibit 99.1

NEWS BULLETIN

RE: CLAIRE’S STORES, INC.

2400 WEST CENTRAL ROAD, HOFFMAN ESTATES, ILLINOIS 60192

CLAIRE’S STORES, INC. REPORTS FISCAL 2016

FIRST QUARTER RESULTS

CHICAGO, May 25, 2016. Claire’s Stores, Inc. (the “Company”), one of the world’s leading specialty retailers of fashionable jewelry and accessories for young women, teens, tweens, and kids, today reported its financial results for the fiscal 2016 first quarter, which ended April 30, 2016.

First Quarter Results

The Company reported net sales of $299.6 million for the fiscal 2016 first quarter, a decrease of $20.3 million, or 6.4% compared to the fiscal 2015 first quarter. The decrease was attributable to a decrease in same store sales, the effect of store closures, an unfavorable foreign currency translation effect of our non-U.S. net sales and decreased shipments to franchisees, partially offset by an increase in new concession store sales and new store sales. Net sales would have decreased 5.9% excluding the impact of foreign currency exchange rate changes.

Consolidated same store sales decreased 5.1%, with North America same store sales decreasing 0.8% and Europe same store sales decreasing 12.7%. The Company computes same store sales on a local currency basis, which eliminates any impact from changes in foreign currency exchange rates.

Gross profit percentage increased 120 basis points to 47.2% during the fiscal 2016 first quarter versus 46.0% for the prior year quarter. This increase in gross profit percentage consisted of a 170 basis point increase in merchandise margin and a 10 basis point decrease in buying and buying-related costs, partially offset by a 60 basis point increase in occupancy costs. The increase in merchandise margin percentage resulted primarily from lower freight costs and higher initial markups. The increase in occupancy costs, as a percentage of net sales, resulted primarily from the deleveraging effect of a decrease in same store sales.

Selling, general and administrative expenses decreased $5.3 million, or 4.7%, compared to the fiscal 2015 first quarter. As a percentage of net sales, selling, general and administrative expenses increased 60 basis points. Selling, general, and administrative expenses would have decreased $4.6 million excluding a favorable $0.7 million foreign currency translation effect. Besides the foreign currency translation effect, the remainder of the decrease was primarily due to lower compensation and related expenses, partially offset by increased concession store commission expense.

Adjusted EBITDA in the fiscal 2016 first quarter was $37.0 million compared to $37.6 million last year. Adjusted EBITDA would have been $38.9 million excluding both foreign currency translation effect and the unfavorable foreign exchange effect on merchandise margin in the first quarter of 2016. The Company defines Adjusted EBITDA as earnings before income taxes, net interest expense, depreciation and amortization, loss (gain) on early debt extinguishments, and asset impairments. Adjusted EBITDA excludes management fees, severance, the impact of transaction-related costs and certain other items. A reconciliation of net loss to Adjusted EBITDA is attached.

As of April 30, 2016, cash and cash equivalents were $48.9 million. The Company was fully drawn on its Credit Facilities as of April 30, 2016. The fiscal 2016 first quarter cash balance increase of $30.0 million consisted of positive impacts of $37.0 million of Adjusted EBITDA and $116.9 million from net borrowings under the Credit Facilities, offset by reductions for $79.0 million of cash interest payments, $36.1 million from seasonal working capital uses, $4.3 million of capital expenditures and $4.5 million for tax payments and other items.

	April 30, 2016	January 30, 2016	May 2, 2015
Store Count as of:
North America	1,716	1,741	1,832
Europe	1,115	1,126	1,151

Subtotal Company-operated	2,831	2,867	2,983

Franchise	579	539	443

Total global stores	3,410	3,406	3,426

Concession stores	733	709	219

Conference Call Information

The Company will host its first quarter conference call on Thursday, May 26, at 10:00 a.m. (Eastern Time). To connect, please dial 888-790-4233 (domestic) or 210-839-8201 (international). The password is “Claires.” An audio replay will be available through April 30, 2016, by dialing 800-944-6417 (domestic) or 203-369-3942 (international). The password is 526160. The conference call will also be webcast and archived until June 26, 2016 on the Company’s corporate website at www.clairestores.com, where it can be accessed by clicking the “Financial” tab and choosing the “Events” link.

Company Overview

Claire’s Stores, Inc. is one of the world’s leading specialty retailers of fashionable jewelry and accessories for young women, teens, tweens and girls ages 3 to 35. The Company operates through its stores under two brand names: Claire’s® and Icing®. As of April 30, 2016, Claire’s Stores, Inc. operated 2,831 stores in 17 countries throughout North America and Europe, excluding 733 concession locations. The Company franchised 579 stores in 29 countries primarily located in the Middle East, Central and Southeast Asia and Central and South America, and Southern Africa. More information regarding Claire’s Stores is available on the Company’s corporate website at www.clairestores.com.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: our level of indebtedness; general economic conditions; changes in consumer preferences and consumer spending; unwillingness of vendors and service providers to supply goods or services pursuant to historical customary credit arrangements; competition; general political and social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; failure to maintain our favorable brand recognition; failure to successfully market our products through other channels, such as e-commerce; uncertainties generally associated with the specialty retailing business, such as decreases in mall traffic; disruptions in our supply of inventory; inability to increase same store sales; inability to renew, replace or enter into new store leases on favorable terms; increase in our cost of merchandise; significant increases in our merchandise markdowns; inability to grow our company-operated store base, expand our international store base through franchise or similar licensing arrangements or expand our store base through store concessions; inability to design and implement new information systems; data security breaches of confidential information or other cyber attacks; delays in anticipated store openings or renovations; results from any future asset impairment analysis; changes in applicable laws, rules and regulations, including laws and regulations governing the sale of our products, particularly regulations relating to heavy metals and chemical content in our products; changes in anti-bribery laws; changes in employment laws, including laws relating to overtime pay, tax laws and import laws; product recalls; increases in the costs of healthcare for our employees; increases in the cost of labor; labor disputes; loss of key members of management; increases in the cost of borrowings; unavailability of additional debt or equity capital; and the impact of our substantial indebtedness on our operating income and our ability to grow. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016 filed with the SEC on April 26, 2016. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information

Other Claire’s Stores, Inc. press releases, a corporate profile and the most recent Form 10-K and Form 10-Q reports are available on Claire’s business website at: www.clairestores.com.

Contact Information

J. Per Brodin, Executive Vice President and Chief Financial Officer

Phone: (847) 765-1100, or E-mail, investor.relations@claires.com

CLAIRE’S STORES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS

OF OPERATIONS

(In thousands)

FIRST FISCAL QUARTER

	Three Months	Three Months
	Ended	Ended
	April 30, 2016	May 2, 2015
Net sales	$299,647	$319,995
Cost of sales, occupancy and buying expenses (exclusive of depreciation and amortization shown separately below)	158,353	172,852

Gross profit	141,294	147,143

Other expenses:
Selling, general and administrative	107,722	113,018
Depreciation and amortization	14,060	14,554
Severance and transaction-related costs	1,573	407
Other expense, net	2,945	140

	126,300	128,119

Operating income	14,994	19,024
Interest expense, net	55,079	54,420

Loss before income tax (benefit) expense	(40,085)	(35,396)
Income tax (benefit) expense	(1,327)	22

Net loss	$(38,758)	$(35,418)

CLAIRE’S STORES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30, 2016	January 30, 2016
	(In thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$48,888	$18,871
Inventories	162,476	151,954
Prepaid expenses	31,316	15,676
Other current assets	28,919	26,254

Total current assets	271,599	212,755

Property and equipment:
Furniture, fixtures and equipment	250,064	245,954
Leasehold improvements	315,378	310,021

	565,442	555,975
Accumulated depreciation and amortization	(396,730)	(383,334)

	168,712	172,641

Leased property under capital lease:
Land and building	18,055	18,055
Accumulated depreciation and amortization	(5,636)	(5,416)

	12,419	12,639

Goodwill	1,301,922	1,301,922
Intangible assets, net of accumulated amortization of $76,931 and $74,683, respectively	471,805	470,227
Other assets	44,574	43,371

	1,818,301	1,815,520

Total assets	$2,271,031	$2,213,555

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Revolving credit facilities	$158,739	$41,059
Trade accounts payable	76,763	73,133
Income taxes payable	6,010	6,165
Accrued interest payable	42,663	67,984
Accrued expenses and other current liabilities	72,991	85,225

Total current liabilities	357,166	273,566

Long-term debt	2,352,249	2,351,072
Obligation under capital lease	16,635	16,712
Deferred tax liability	103,213	103,309
Deferred rent expense	36,168	36,144
Unfavorable lease obligations and other long-term liabilities	11,580	12,996

	2,519,845	2,520,233

Commitments and contingencies
Stockholder’s deficit:
Common stock par value $0.001 per share; authorized 1,000 shares; issued and outstanding 100 shares	—	—
Additional paid-in capital	618,798	618,831
Accumulated other comprehensive loss, net of tax	(36,184)	(49,239)
Accumulated deficit	(1,188,594)	(1,149,836)

	(605,980)	(580,244)

Total liabilities and stockholder’s deficit	$2,271,031	$2,213,555

Net Loss Reconciliation to Adjusted EBITDA

Adjusted EBITDA represents net income (loss), adjusted to exclude income taxes, interest expense and income, depreciation and amortization, loss (gain) on early debt extinguishments, asset impairments, management fees, severance and transaction related costs, and certain non-cash and other items. We use Adjusted EBITDA as an important tool to assess our operating performance. We consider Adjusted EBITDA to be a useful measure in highlighting trends in our business. We reinforce the importance of Adjusted EBITDA with our bonus eligible associates by using this metric in our annual performance bonus program. We believe that Adjusted EBITDA is effective, when used in conjunction with net income (loss), in evaluating asset performance, and differentiating efficient operators in the industry. Furthermore, Adjusted EBITDA is defined in the covenants contained in our debt agreements and it is the metric we use to communicate our financial performance to our debt investors.

Adjusted EBITDA is not a measure of financial performance under GAAP, and is not intended to represent cash flow from operations under GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to represent cash flow from operating, investing or financing activities as a measure of liquidity. We compensate for the limitations of using Adjusted EBITDA by using it only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business. Adjusted EBITDA has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

Some of the limitations of Adjusted EBITDA are:

•	Adjusted EBITDA does not reflect our cash used for capital expenditures;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and Adjusted EBITDA does not reflect the cash requirements for such replacements;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital requirements; and

•	Adjusted EBITDA does not reflect the cash necessary to make payments of interest or principal on our indebtedness.

While Adjusted EBITDA is frequently used as a measure of operations and the ability to meet indebtedness service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

CLAIRE’S STORES, INC. AND SUBSIDIARIES

ADJUSTED EBITDA

(UNAUDITED)

(In Thousands)

	Three Months Ended April 30, 2016	Three Months Ended May 2, 2015
Net loss	$(38,758)	$(35,418)
Income tax expense	(1,327)	22
Interest expense	55,084	54,424
Interest income	(5)	(4)
Depreciation and amortization	14,060	14,554
Amortization of intangible assets	658	787
Stock compensation, book to cash rent (a)	(440)	(1,052)
Management fee (b)	945	795
Other (c)	6,765	3,539

Adjusted EBITDA	$36,982	$37,647

a)	Includes: non-cash stock compensation expense, net non-cash rent expense, amortization of rent free periods, the inclusion of cash landlord allowances, and the net accretion of favorable (unfavorable) lease obligations.
b)	Includes: the management fee paid to Apollo Management and Morgan Joseph Tri-Artisan Capital Partners.
c)	Includes: non-cash losses on property and equipment primarily associated with remodels, relocations and closures and non-cash asset write-offs; other payments associated with store closures; costs, including third party charges, compensation, incurred in conjunction with the relocation of new employees; non-cash foreign exchange gains/losses resulting from intercompany transactions and remeasurements of U.S. dollar denominated cash accounts of our foreign entities into their functional currency; store pre-opening costs; and severance and transaction related costs.